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Exhibit 10.61

     ***Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4)
200.83 and 240.24b-2

ADOBE SYSTEMS—SYKES NORTH AMERICA
AGREEMENT

    AGREEMENT between ADOBE SYSTEMS INCORPORATED, a company incorporated in Delaware and having a place of business at 345 Park Avenue, San Jose, California 95110-2704 ("Adobe") and SYKES NORTH AMERICA, a company incorporated in Florida, and having a place of business at 100 North Tampa Street, Suite 3900, Tampa, Florida 33602 ("Sykes").

    WHEREAS:

  (A)
  Adobe is a world leader in the development, licensing and distribution of desktop publishing software;

  (B)
  Adobe wishes to be provided with a variety of logistical services to support and facilitate its development, licensing and distribution in Canada, Mexico and the United States;

  (C)
  Sykes is willing to provide such services to Adobe for Canada, Mexico and the United States on the following terms and conditions.

    NOW THEREFORE IT IS AGREED AS FOLLOWS:

1.  DEFINITIONS AND INTERPRETATION

    1.1 In this Agreement unless the context otherwise requires, the following expressions shall bear the following meanings:

(a)	"Adobe Databases"	shall mean the Adobe databases from time to time made available by Adobe to Sykes or created by Sykes pursuant to the provision of Services hereunder;
"Adobe Direct"
shall mean Adobe's direct sales organization designed to allow Registered End Users to acquire Adobe product upgrades, selected Adobe retail products, Adobe type and complementary Third Party Products and to provide Registered End Users with the latest information on Adobe upgrades and offers;
"Adobe Financial Month(s)"
shall mean the period(s) of four or five weeks Adobe uses for its internal financial accounting purposes, a list of all such months to be provided by Adobe to Sykes at the beginning of the relevant Adobe Financial Year while this Agreement is in force;

"Adobe Financial Quarter(s)"
shall mean the period(s) of thirteen (13) weeks Adobe uses for its internal financial accounting purposes, a list of all such quarters to be provided by Adobe to Sykes upon commencement of this Agreement and at the beginning of the relevant Adobe Financial Year while this Agreement is in force;
"Adobe Financial Year"
shall mean 4th December 1999 to 1st December 2000 for financial year 2000 and, for subsequent years, such period as Adobe designates as its financial year for its internal financial accounting purposes;
"Adobe Group"	shall mean Adobe Systems Incorporated and its subsidiaries and affiliates, including Adobe;
"Adobe Products"	shall mean Direct Sales Products and ASN Products but excluding Third Party Products;
"Agent(s)"	shall mean ASN CSRs and/or CSRs as the case may be;
"Agreement"	shall mean this Agreement between Adobe and Sykes;
"ASN"	shall mean the Adobe Solutions Network set up and operated by Adobe;
"ASN CSR"	shall mean a customer services representative allocated to the provision of ASN Services and forming part of the ASN Team;
"ASN Database"	shall mean the database of ASN Members and their registration, program and other details;
"ASN Members"	shall mean members from time to time of the ASN;
"ASN Products"	shall mean the products distributed or provided through the ASN as identified by Adobe from time to time;
"ASN Programs"	shall mean the individual programs to which ASN Members subscribe, as more particularly detailed in the Statement of Work and this Agreement;
"ASN Schedule"	shall mean Part 3 of the Schedule;
"ASN Services"	shall mean the services to be provided by Sykes in terms of this Agreement in operating the ASN on behalf of Adobe;
"ASN Team"	shall mean the Sykes employees allocated to the provision of ASN Services (including but not limited to the ASN Management Team and all ASN CSRs);

"ASN Training"	shall mean the training for the provision of ASN Services identified in the Statement of Work;
"Call Center Facility"	shall mean Sykes' Call Center facility at Calder House, 599 Calder Road, Edinburgh EH11 4GA or such other premises as may be approved in advance by Adobe from time to time;
"CC Sheet"
shall mean a customer care sheet for Adobe Direct describing policies and/or procedures or information in relation to specific issues / problems and/or products to be used in the first instance by CSRs in the provision of Direct Sales Services;
"CCS"
shall mean the call center software owned by Sykes and used in the co-ordination and management of the Services by Sykes and used by Adobe for Adobe's use in connection with the ASN and Adobe Direct, as installed at the Effective Date at the Call Center Facility and as upgraded or modified with Adobe's prior written approval and development requirements from time to time;
"Charges Schedule"	shall mean Part 4 of the Schedule;
"Client Group Manager"	shall mean in relation to the relevant Management Team, the person identified as having those responsibilities in the relevant Part of the Schedule;
"Commercial Practices"	shall mean accepted industry practice regarding the nature of work to be done and the timescales in which it is to be carried out;
"Confidential Information"	shall have the meaning given to it in Clause 9;
"Contract Term"
shall mean the period beginning on the Effective Date (as hereinafter defined) and ending at 12:00 midnight GMT on 1st December 2000, unless terminated earlier in accordance with the provisions hereof;
"CSN"	shall mean the customer service number allocated to all Registered End Users and ASN Members;
"CSR"	shall mean a customer service representative allocated to the provision of Direct Sales Services forming part of the Direct Sales Team;

"Direct Sales Countries"	shall mean the United States, Mexico, Canada and such other countries as the parties may agree in writing from time to time (such agreement not to be unreasonably withheld or delayed);
"Direct Sales Forecasts"	shall mean the forecasts of anticipated orders for Direct Sales Products produced by Adobe in accordance with the Statement of Work;
"Direct Sales Languages"	shall mean English, French, Spanish and such other languages as the parties may agree in writing from time to time (such agreement not to be unreasonably withheld or delayed);
"Direct Sales Products"
shall mean the products and upgrades from time to time made available by Adobe through Adobe Direct comprising selected Adobe retail products, Adobe product upgrades, Third Party Products and Adobe type as detailed from time to time in LifeLine and as varied from time to time by Adobe;
"Direct Sales Schedules"	shall mean Parts 1 and 2 of the Schedule;
"Direct Sales Services"	shall mean the services to be provided by Sykes in relation to Adobe Direct pursuant to Clause 3 and the Direct Sales Schedules including but not limited to the provision of Type On Call Services;
"Direct Sales Team"
shall mean the Sykes employees allocated to the provision of Direct Sales Services (including but not limited to the Direct Sales Management Team, the Direct Sales data entry and database personnel and all CSRs);
"Direct Sales Training"	shall mean the training for the provision of Direct Sales Services identified in the Statement of Work;
"Effective Date"	shall mean 4th December 1999;
"End User"
shall mean a licensee of the Product(s) who acquires such products for its own use rather than distribution, and shall exclude distributors, dealers, value added distributors, original equipment manufacturers, third party vendors, system integrators and other parties who have licensed the Product(s) for distribution or for any purpose other than for their own use;
"Finance Services"	shall mean the finance services which Sykes shall provide in relation to the Direct Sales Services and the ASN Services as more particularly specified in the relevant Statement of Work;

"Fulfillment Facility"	shall mean Sykes' warehousing facility located in Tampa, Florida;
"Incoming Request"	shall mean an incoming request from any person by fax, phone, post, e-mail or other media from time to time specified by Adobe for any of the Services, as the case may be;
"Intellectual Property"
shall mean all intellectual property rights, similar and/or neighboring rights and sui generis rights, of whatever nature anywhere in the world and all rights pertaining thereto including but not limited to all present and future title to and/or interests therein whether recorded or registered in any manner or otherwise, including without prejudice to the foregoing generality, trade marks and service marks and applications therefor, patents and patent applications, copyright, database and unfair extraction rights, designs, design rights both registered and unregistered, design right applications, trade secrets, know-how, information, production methods, data, source codes and object codes, discoveries, specifications, diagrams, technology, research, methods of formulation, results of tests and field trials, specifications of materials, composites of materials, formulae and processes;
"Lifeline"
shall mean the Adobe intranet known as Lifeline which contains details of policies and procedures for Adobe Direct with which Sykes is expected to comply or such other intranet or other system as Adobe may from time to time use for such purpose;
"Management Team"
shall mean the management team(s) set up by Sykes to manage each of the Services under this Agreement (as more specifically detailed in the relevant Parts of the Schedule), the terms "ASN Management Team" and "Direct Sales Management Team" being construed accordingly;
"Performance Metrics"	shall mean the measurements in relation to each of the Services as set out in the Statement of Work on which Sykes shall provide reports in terms of Clause 2.6;
"Performance Standards"	shall mean in relation to each Service, the binding performance standards identified in relation to that Service in the Statement of Work;

"Products"	shall mean Adobe Products and Third Party Products;
"QBR"
shall mean the quarterly business review in relation to each quarter to review performance of the Services in the preceding quarter, problems encountered and to set goals and objectives for Sykes for the following quarter to be held by the parties in terms of Clause 2.10;
"Registered End Users"	shall mean End Users who have been Verified and entered into the Sales and Registration Database or Type On Call Database, as the case may be;
"Sales and Registration Database"
shall mean the database held by Sykes and containing among other information, details of all Registered End Users in the Direct Sales Countries and Italy and product registrations for such Registered End Users;
"Schedule"	shall mean the Schedule in four (4) parts appended hereto which shall form part of this Agreement;
"Services"
shall mean the services to be provided by Sykes to Adobe and on behalf of Adobe to End Users pursuant to this Agreement and comprising Direct Sales Services, ASN Services, and Finance Services together with any and all other services which may from time to time be provided under this Agreement in terms of Clause 2.5 (whether as improvements or additions to existing Services or as new Services), references to a "Service" being construed accordingly;
"Services Schedule"	shall mean the Direct Sales Schedules, the ASN Schedule and/or such other Schedule or part thereof as may be drawn up in accordance with Clause 2.5 from time to time;
"Services Team"	shall mean as the case may be the ASN Team, the Direct Sales Team and such other teams as may from time to time be set up to provide Services in accordance with Clause 2.5;
"SKU(s)"	shall mean the stock keeping unit numbers allocated to stock held by Sykes, as detailed in the Statement of Work;

"Statement of Work"
shall mean the Statement of Work which relates to Direct Sales Services or ASN Services as the case may be, annexed as appendices to this Agreement and which shall form part of the Agreement, as updated from time to time by Adobe in terms of Clause 2.2;
"Sykes Associated Company"	shall mean the Sykes North America and its subsidiaries and affiliates, including Sykes;
"Third Party Products"	shall mean products developed by third parties which Adobe elects to make available from time to time through Adobe Direct;
"Trade Marks"	shall have the meaning given to it in Clause 13.3;
"Type On Call Countries"	shall mean the United States, Canada, Mexico and such other countries as the parties may agree in writing from time to time (such agreement not to be unreasonably withheld or delayed);
"Type On Call Database"
shall mean the database held by Adobe to which Sykes has access in terms of this Agreement which holds, among other information, details of all Registered End Users who have registered Type On Call Products;
"Type On Call Languages"	shall mean English, French, Spanish and such other languages as the parties may agree in writing from time to time (such agreement not to be unreasonably withheld or delayed);
"Type On Call Product"
shall mean the Adobe Product available from Adobe Direct (as amended from time to time by Adobe) containing various Adobe fonts which require to be unlocked for use by End Users following registration using the Type On Call Services;
"Type On Call Services"
shall mean the services forming part of the Direct Sales Services under which Sykes will register End Users for Type On Call Products and provide unlocking services to Registered End Users to allow them to unlock fonts within the Type On Call Product, in accordance with the Statement of Work;
"Updates"	shall mean updates, patches, bug fixes and/or workarounds which Adobe may from time to time make available in relation to Adobe Products (whether on the Internet or otherwise);

"Verified"	shall mean that the customer services number of the End User in question has been verified in accordance with the procedure for verification set out in the Statement of Work;
"Working Day"
shall mean each weekday (i.e., Monday through Friday inclusive) during the Contract Term other than Christmas Day and New Year's Day, and such weekend days (i.e., Saturday and Sunday) as the parties may agree in writing from time to time (such agreement not to be unreasonably withheld or delayed).

        (b) "Client Group Manager", "Client Group Administrator", "Operations Manager", "Program Manager", "Senior Supervisor", "Client Lead", "Administrator", "Team Lead", "Senior Communicator", "Data Entry Supervisor" and "Data Entry Administrator" shall mean in relation to the relevant Services Team or Management Team, the person from time to time identified as such in the Statement of Work.

    1.2 Reference to any statute or statutory provisions shall include any statute or statutory provision which amends or replaces, or has amended or replaced, it and shall include any subordinate legislation made under the relevant statute.

    1.3 In circumstances where Sykes is permitted hereunder to use the services of a sub-contractor in the performance of the Services, references herein to Sykes shall, where appropriate, be construed as references to that sub-contractor provided always that Sykes shall remain primarily liable to Adobe in respect of such sub-contractors.

    1.4 A reference to the singular shall include a reference to the plural and vice versa, and a reference to any gender includes a reference to all other genders.

    1.5 Headings are for convenience only and shall not affect interpretation.

2.  APPOINTMENT

    2.1  Non-exclusive Appointment.  Adobe hereby appoints Sykes and Sykes hereby accepts appointment as a non-exclusive provider of the Services during the Contract Term, subject to the terms of this Agreement. As at the Effective Date, Adobe hereby instructs Sykes to provide all the Services detailed in this Agreement but, consistent with the non-exclusive nature of this appointment, Adobe shall be entitled at any time to discontinue and/or suspend the provision by Sykes of any or all of the Services by giving a reasonable period of notice which shall not be less than forty-five (45) days.

    If Adobe, during the Contract Term, seeks (1) any extension to the existing Services provided under this Agreement, or (2) the provision of new services similar to the services provided by Sykes which are not covered by this Agreement, Sykes shall have the opportunity to tender for the provision of such new services.

    2.2  Performance.

      (a) Sykes warrants and undertakes to Adobe that the Services shall at all times be provided in accordance with this Agreement, the Services Schedules (including but not limited to the Performance Standards and Performance Metrics) and the Statement of Work.

      (b) Adobe shall be entitled by thirty (30) days' prior written notice to amend the Statement of Work provided that such amendments will not have a material impact (whether requiring an increase or decrease) on the resources required by Sykes to provide the Services. Any such proposed amendments (including amendments to LifeLine or any other Adobe Database to which the Statement of Work refers) which will have a material impact (whether requiring an increase or decrease) on such resources shall be approved in advance in writing by Sykes, acting reasonably. Sykes shall be entitled to request amendments to the Statement of Work where such amendments will not affect the nature or quality of the Services but all such amendments will require to be approved in advance in writing by Adobe, acting reasonably.

      (c) Where policies and procedures outlined in the Statement of Work are amended from time to time within the relevant Adobe Databases or within Lifeline, such amendments shall be deemed to vary the Statement of Work accordingly.

      (d) For the avoidance of doubt, unless explicitly stated to be a responsibility of Adobe, all obligations, duties, responsibilities and other matters set out or referred to in the ASN Schedule, the Direct Sales Schedules, and the Statement of Work shall be Sykes' responsibility and shall be obligations of Sykes in terms of this Agreement and except insofar as explicitly stated to be a responsibility of Adobe, it shall be Sykes' responsibility to ensure that all Services are performed as described in the relevant Services Schedule, the Statement of Work and this Agreement.

    2.3  Resources.  Without prejudice to specific obligations elsewhere in this Agreement, Sykes shall at all times devote sufficient resources and teams of sufficiently qualified personnel to enable it to provide the Services efficiently and professionally. Without prejudice to the generality of the foregoing, or any Performance Standard or Performance Metric set in relation to the Services, Sykes shall provide the Services to the standards which would reasonably be expected of a competent company which is providing the Services on an arms length basis and Sykes shall at all times perform the Services courteously and in such manner as not to injure Adobe's name or damage Adobe's goodwill.

    2.4  No Breach.  Sykes hereby represents to Adobe that Sykes will not be in breach of any existing obligation binding on Sykes by reason of its entering into this Agreement.

    2.5  Other Services.  Sykes undertakes and agrees that it will upon request provide Adobe with such additional Services as Adobe may from time to time require during the Contract Term as long as the request conforms with Commercial Practices and at prices to be agreed by the parties. If such Services are requested and included in this Agreement, the parties shall agree the terms of a Services Schedule in relation to such Services (or such amendments to existing Services Schedule(s) as may be appropriate) together with such additions and/or amendments to the Statement of Work as may be appropriate.

    2.6  Reporting and Performance Metrics.  Sykes shall provide such reports, information and data as Adobe shall from time to time reasonably require in relation to the performance of this Agreement. This shall include but is not limited to reports on the Performance Standards and Performance Metrics which shall be produced by Sykes in relation to each Service in the terms set out in the relevant Services Schedule and/or the Statement of Work and the production by Sykes of all other reports, information and data more particularly specified in the Schedule and the Statement of Work. Reports on the Performance Metrics shall include all reports on the Performance Standards. Sykes shall ensure that all reports on the Performance Metrics and Performance Standards contain charts which show sufficient historical data to identify trends, clearly understood titles and labels, the goal or objective, a clear indication of which direction is good and which is bad and a scale which does not distort trends. Sykes shall ensure that all Performance Standards are drawn to the attention of all relevant employees. Sykes shall ensure that all Direct Sales and ASN Performance Metrics and Performance Standards are broken down as detailed in the relevant Services Schedule and/or the Statement of Work. Without prejudice to the foregoing, Sykes shall use all reasonable endeavors to inform Adobe without delay of any matter which comes to the attention of Sykes which is likely to affect materially the provision of the Services.

    2.7  Services Provided in Adobe's Name and Grant of License.  All Services provided shall be provided by Sykes in the name of Adobe. So far as required by Sykes for the proper performance of its duties hereunder during the Contract Term and for no other purpose whatsoever, Adobe shall use its reasonable endeavors to procure for Sykes a non-exclusive royalty-free limited licence to use specified trade marks, service marks, trade names and logos belonging to or licensed by Adobe or any member of the Adobe Group pertaining to the Products. Such licence shall automatically terminate on the date of termination or expiry of this Agreement howsoever terminated or expiring and with effect from such date Sykes shall have no further right to use any such trade marks, service marks, trade names or logos of Adobe or any member of the Adobe Group pertaining to the Products or their licensors.

    2.8  Intellectual Property.  It is hereby expressly agreed that Adobe shall be the sole and exclusive owner of all Intellectual Property rights in all work carried out by Sykes (or on behalf of Sykes) in the provision of the Services including but not limited to copyright in reports, manuals, electronic files and technical notes authored by Sykes, copyright and database rights in any and all databases created or updated and copyright and related rights in any and all software developed by Sykes in the performance of the Services, to the extent that such software is bespoke software commissioned from Sykes by Adobe and charged to Adobe. Where Adobe has funded such software development, Sykes shall only be entitled to use such software for the exclusive benefit of Adobe during the Contract Term, and any transitional period described in Clause 14.6(a). In the event Sykes develops any other software under this Agreement for the benefit of Adobe and other Sykes clients, the parties shall agree how, if at all, the development costs of such software shall be apportioned. In any event, Adobe shall be entitled to a licence to use such software on terms to be agreed between Adobe and Sykes, provided that such terms shall include, as minimum terms, an irrevocable, worldwide, royalty free licence to use, sub-license to any member of the Adobe Group, and reproduce such software in connection with the Services during the Contract Term, and any transitional period described in Clause 14.6(a). Sykes hereby assigns as legal and beneficial owner to Adobe, by way of future assignation any and all such Intellectual Property rights which are capable of future assignation and on Adobe's request shall assign as legal and beneficial owner all other such Intellectual Property rights. Sykes shall procure the waiver by all persons involved in the creation or development of any such works of such moral or similar rights as such persons may from time to time have in or in relation to such works. Without prejudice to the foregoing, Sykes undertakes to do all such things and execute (or procure the execution of) all such documents as Adobe shall from time to time require in order to perfect Adobe's title to same and obtain any applicable protections in Adobe's name and to confirm such waivers including but not limited to procuring assignations and waivers in Adobe's favor from contractors and consultants. Sykes warrants and represents to Adobe that it is entitled to assign such Intellectual Property to Adobe and that such Intellectual Property does not infringe the Intellectual Property rights or moral or similar rights of any third party.

    2.9  Hardware, Software and Systems.  Sykes shall ensure that it has available to it all hardware, software and other technical resources required from time to time for the provision of the Services all of which shall be at the responsibility and risk of Sykes and Sykes shall maintain and update the same to standards consistent with Sykes' obligations to meet the Performance Standards and Performance Metrics stated in this Agreement. Without prejudice to the foregoing generality this shall include but not be limited to the personal computers, peripheral devices, equipment and software necessary to:

      (a) have and maintain for the Contract Term, access to any Adobe Database (or other database) Adobe deems necessary (acting reasonably) for Sykes to perform its obligations under this Agreement;

      (b) maintain facilities for the entry into and processing of data in connection with all relevant Adobe Databases and for all reporting required in terms of this Agreement;

      (c) invoice, process and validate payments of membership fees and renewal fees and ASN Product charges in the provision of the ASN Services;

      (d) invoice, process and validate payments for Direct Sales Products supplied in the course of the Direct Sales Services;

      (e) maintain technical resources which make call monitoring of Services supplied to End Users possible;

      (f)  maintain an electronic mail system compatible with that specified by Adobe (acting reasonably); and

      (g) maintain sufficient electronic ordering, processing and other facilities as are necessary for shipping Direct Sales Products and ASN Products to End Users and ASN Members respectively;

Without prejudice to the foregoing, Sykes shall ensure that it has available to it the infrastructure identified in Part 5 of the Schedule and any and all specific hardware, software and technical resources identified in the Statement of Work in relation to each of the individual Services (which shall have no less than the functionality described in the Statement of Work, where specified) and shall not make any material change to any specifications or configurations so described without Adobe's prior written consent, acting reasonably.

    2.10  Management Teams and Reviews.  Sykes shall set up and maintain effective Management Teams primarily dedicated to Adobe which shall comprise the individuals and reflect the structures contained in the Statement of Work in relation to the relevant Services. Sykes shall ensure that the relevant members of the Management Teams shall attend and hold such meetings as Adobe shall from time to time reasonably require including but not limited to the QBR (which will be held in the month following expiry of each Adobe Financial Quarter during the Contract Term) and the other regular meetings scheduled in the Statement of Work in relation to each of the Services.

    2.11  Quality Control.  In addition to any specific quality control mechanisms included from time to time in any Services Schedules and/or the Operation Manual and without prejudice to the Performance Standards, Adobe shall be entitled:

      (a) upon twenty-four (24) hours' advance notice to Sykes, to monitor responses to Incoming Requests (whether calls taken or e-mails or other written responses supplied or otherwise) and to analyze the quality and quantity of call logging; and

      (b) at any time(s) and as it deems appropriate to carry out written, telephone or other surveys of End Users and ASN Members as to their experience with Services provided to them.

3.  DIRECT SALES SERVICES

    3.1  Services to be Supplied.  Subject to the terms of this Agreement, Sykes agrees to provide Adobe with the Direct Sales Services and the Finance Services during the Contract Term for the sums set out in the Charges Schedule and in accordance with the terms set out in the Direct Sales Schedules, the Statement of Work and this Agreement.

    3.2  Recruitment, Training and Teams.  Sykes shall recruit CSRs and other members of the Direct Sales Team meeting the profile contained in the Statement of Work and shall ensure that the Direct Sales Team at all times meets the requirements in all material respects (which shall mean that there are no adverse or detrimental effects on the Performance Standards) in terms of numbers, structure and seniority set out in the Statement of Work and the forecasted requirements of Adobe from time to time, in the terms set out in the Statement of Work. Sykes shall ensure that all members of the Direct Sales Team undergo and satisfactorily complete the Direct Sales Training and without prejudice to the foregoing, that the Direct Sales Team is at all times adequately trained and resourced in accordance with Adobe's reasonable requirements from time to time. Sykes shall monitor all CSRs and obtain training evaluations from such CSRs as detailed in the Statement of Work. Sykes' compliance with this provision shall not relieve Sykes of its obligation to achieve the Performance Standards.

    3.3  Performance Standards.  Sykes shall perform the Direct Sales Services to the Performance Standards set out in the Direct Sales Schedules and/or the Statement of Work. Sykes further acknowledges and agrees that a consistent failure to meet the standards, goals and objectives identified in the Performance Standards and/or the Performance Metrics shall be deemed to be a material breach of this Agreement as specified in Clause 14.3. Without limiting the foregoing, Sykes agrees to use all reasonable endeavors to achieve the performance standards described as "Targets" in the Statement of Work.

    3.4  Adobe's Responsibilities.  Adobe shall provide the services detailed in the Direct Sales Schedules to support Sykes in the provision of Direct Sales Services together with such other services as may be specifically identified as a responsibility of Adobe in the Statement of Work.

4.  ASN SERVICES

    4.1  Services to be Supplied.  Subject to the terms of this Agreement, Sykes agrees to provide Adobe with the ASN Services and the Finance Services during the Contract Term at the prices set out in the Charge Schedule in accordance with the terms set out in the ASN Schedule, the Statement of Work and this Agreement.

    4.2  Recruitment, Training and Teams.  Sykes shall recruit ASN CSRs meeting the profile contained in the Statement of Work and shall ensure that the ASN Team at all times meets the requirements in all material respects (which shall mean that there are no adverse or detrimental effects on the Performance Standards) in terms of numbers, structure and seniority set out in the Statement of Work. Sykes shall ensure that all members of the ASN Team undergo and satisfactorily complete the ASN Training and without prejudice to the foregoing, that the ASN Team is at all times adequately trained and resourced in accordance with Adobe's reasonable requirements from time to time. Sykes shall monitor all ASN CSRs and obtain training evaluations from such ASN CSRs as detailed in the Statement of Work. Sykes' compliance with this provision shall not relieve Sykes of its obligation to achieve the Performance Standards.

    4.3  Performance Standards.  Sykes shall perform the ASN Services to the Performance Standards set out in the ASN Schedule and/or the Statement of Work. Sykes further acknowledges and agrees that a consistent failure to meet the standards, goals and objectives identified in the Performance Standards and/or the Performance Metrics shall be deemed to be a material breach of this Agreement as specified in Clause 14.3.

    4.4  Adobe's Responsibilities.  Adobe shall provide such services as may be specifically identified as a responsibility of Adobe in the Statement of Work.

5.  REMUNERATION

    5.1  Invoicing.

      (a) Within nineteen (19) days of the end of each Adobe Financial Month during the Contract Term, Sykes shall invoice Adobe for all work carried out in the previous Adobe Financial Month calculated as set out in the Charges Schedule. Such invoices shall clearly specify amounts due for each of the Services. Each such invoice shall be accompanied by such supporting documentation and vouchers as Adobe may reasonably require. Except as provided in Clause 5.2, and further provided that such invoice is accurate and fully supported, Adobe agrees to pay each such invoice within sixty (60) days of the date of such invoice which for the avoidance of doubt shall be the date of the end of the relevant Adobe Financial Month.

      (b) Within nineteen (19) days of the end of each Adobe Financial Month, Sykes shall also provide Adobe with a written statement of the amounts received by Sykes on behalf of Adobe during the previous Adobe Financial Month from all sources in relation to Services provided. Sykes shall ensure that all sums received or receivable in this respect shall be payable to and paid to Adobe and shall be paid into such nominated Adobe accounts as Adobe shall notify Sykes from time to time. In no event and under no circumstances shall Sykes receive sums from End Users or ASN Members or in any other manner on its own account in relation to the Services but if for any reason any such sums are received, they shall be held in trust for Adobe and immediately paid to Adobe in such manner as Adobe shall direct.

    5.2  Withholding Payment.  Without prejudice to its other rights hereunder Adobe shall not be obliged to make payment of any sums pursuant to Clause 5.1 if:

      (a) Sykes has unreasonably refused or failed to perform any Services as and when requested by Adobe; or

      (b) Sykes has failed to perform any or all of the Services in accordance with the Performance Standards and/or the Performance Metrics such that, in Adobe's reasonable judgement, there has been or is likely to be a materially adverse effect on the Service(s) in question; or (c) any of the circumstances specified in Clause 14.3 has arisen.

    5.3  No Expenses.  Except as specifically provided herein Sykes shall not be entitled to receive any remuneration or be reimbursed in respect of any expenses incurred by it in the performance of its duties hereunder.

    5.4  Accounts and Records.

      (a) Sykes shall keep full, adequate and accurate books of account and other records reflecting the management, operation and financial results of the Services at its normal place of business. Such books and records shall, at all times, be kept in all material respects in accordance with good administrative, and secretarial practice and generally accepted accounting principles. Title to such books and records shall vest in Sykes.

      (b) Such books of account and all relevant records shall be open upon reasonable prior notice during normal working hours and at reasonable intervals for inspection by a duly authorized representative or representatives of Adobe for the purpose of verifying the accuracy of all payments made or to be made by or to Adobe pursuant to this Clause 5. Provided that Adobe has access to all information necessary to verify the accuracy of all payments made to or to be made by Adobe pursuant to this Clause 5, Sykes shall not be obligated to provide Adobe with access to records relating to Sykes' profitability in the provision of the Services or access to any records containing other Sykes client information. For the avoidance of doubt, where such records may contain Adobe information and information relating to other Sykes clients, Sykes shall provide Adobe with properly redacted versions of such records.

    5.5  Interest.  Interest shall be payable on all sums which are due and payable hereunder to or by Adobe (other than amounts which are the subject of a bona fide dispute between the parties) from the due date for payment as specified herein until payment in full is made at the rate of 1.5% per month on the maximum allowable by law, whichever is lower.

    5.6  Review.  Without prejudice to the other provisions of this Clause 5 but subject to the provisions of Clause 5.7, the parties agree that the Charges Schedule shall be reviewed by the parties on an annual basis with the first such review occurring one (1) year after the Effective Date. Such reviews shall be conducted in order to ensure that the Charges Schedule is competitive. If, following any such review, the parties are not able to agree a new Charges Schedule, the last Charges Schedule shall remain in force until the next review subject to this Clause 5. It is acknowledged and agreed between the parties that, notwithstanding each such review, there is no obligation on Adobe to instruct Sykes to provide Adobe with any Service during the Contract Term.

    5.7  Most favorable terms.  If at any time during the Contract Term Sykes or any Sykes Associated Company provides services similar to the Services or any of them to any third party on terms which are more favorable in respect of such services than the terms provided herein then the parties agree that the terms applying to provision of such Services hereunder shall at the request of Adobe be amended to provide for such favorable terms but nothing contained in this Clause 5.8 shall oblige Sykes to disclose the identity of any such third party. Sykes shall be bound to inform Adobe immediately if any such circumstances arise.

    5.8  Disputes referred to expert.  The parties agree that any dispute regarding sums due to or by Sykes in terms of this Agreement shall be referred for final settlement to an accountant as mutually agreed by the parties or failing agreement as to such arbitration in accordance with the rules of the American Arbitration Association, any such controversy or claims hall be arbitrated on an individual basis and shall not be consolidated in any arbitration with any claim or controversy of any other party. The arbitration shall be conducted in San Jose, California.

6.  CLIENT GROUP MANAGER

    In order for Adobe to monitor and review the Services, Sykes undertakes and agrees to appoint one individual to be primarily responsible to Adobe for the Services who shall be the Client Group Manager. The Client Group Manager shall meet with such of Adobe's management as Adobe shall deem necessary no less frequently than once each month during the Contract Term, or more frequently if this is required by the relevant Performance Standard or by Adobe at any time during the Contract Term. In addition, Sykes undertakes and agrees to appoint a separate service manager for each or any of the Services, if requested by Adobe. For the avoidance of doubt this Clause 6 is without prejudice to any other managing structure requirement or reporting requirement specified in any Performance Standards or Performance Metrics or elsewhere in this Agreement or the Statement of Work.

7.  RISK AND INSURANCE

    7.1  Adobe property.  Sykes agrees that all property of Adobe to be held in the possession of or under the control of Sykes pursuant to this Agreement shall be held at the risk and liability of Sykes, notwithstanding that title to such property shall at all times remain with Adobe.

    7.2  Insurance.  Sykes shall obtain and maintain product liability, public liability and professional indemnity insurance policies with caps of not less than [*] in respect of each of such policies with a reputable insurance company in respect of Sykes' liabilities hereunder both during the Contract Term and for a period of five years after its expiry or termination. For as long as such insurance is required as aforesaid, upon request by Adobe, Sykes shall submit to Adobe:

      (a) copies of all relevant insurance policies; and

      (b) such evidence of payment of premiums (including payment receipts) as Adobe shall reasonably require in respect of such insurance to show that it has been obtained and renewed.

8.  CONFLICT OF INTEREST AND PUBLICITY

    8.1  Good faith.  Each party undertakes at all times to perform its obligations and exercise its rights hereunder with the utmost good faith (which includes in the case of Adobe the right to assign).

    8.2  Press releases.  The parties agree that neither of them shall make any press release or originate any other publicity regarding this Agreement or the Services or make any announcement or publication whatsoever which involves the name of the other party without the prior written consent of the other party hereto. Without prejudice to the foregoing generality, neither party shall at any time without the prior written consent of the other party make or cause or give permission to any employee or any third party to make any untrue or misleading statement in relation to Sykes, any Sykes Associated Company, Adobe

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and/or any member of the Adobe Group, nor in particular after the termination of this Agreement represent or cause or permit any representation to be made that Sykes is connected with Adobe and/or any member of the Adobe Group in relation to the provision of the Services save as required by law or as is publicly available.

9.  CONFIDENTIALITY

    9.1  Confidential Information and Materials:

      (a) For the purposes of this Agreement, "Confidential Information" shall mean any and all technical and non-technical information in any form, including patent, trade secret and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to current, future and proposed products and services of Adobe and members of the Adobe Group and includes, without limitation, its respective information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists, business forecasts, sales and merchandising, and marketing plans and information. Without prejudice to the foregoing generality, "Confidential Information" shall also include any and all information contained in any and all Adobe Databases to which Sykes may have access under this Agreement.

      (b) For the purposes of this Agreement, "Confidential Materials" shall mean all tangible materials containing Confidential Information including, without limitation, all written or printed documents and computer disks, tapes or CD-ROMs, whether machine or user readable, all PDF (portable document format) files and databases containing any Confidential Information.

    9.2  Property of Adobe.  All Confidential Information and/or Confidential Materials, and any Intellectual Property rights embodied therein, shall remain the sole and exclusive property of Adobe. Upon termination or expiry of this Agreement, all Confidential Materials, including any copies thereof which Adobe has authorized Sykes to make shall be returned to Adobe immediately.

    9.3  Restrictions.  Sykes agrees that it shall not make use of, disseminate or in any way disclose the Confidential Information or the Confidential Materials to any person, firm, business, company or organization, except to the extent necessary to strictly comply with its obligations hereunder. For the avoidance of doubt, (a) Sykes shall not be entitled to use the Confidential Information and/or the Confidential Materials for any purpose other than to the extent strictly necessary to comply with its obligations hereunder. Sykes shall not circulate (by fax, electronic mail or any other method) any of the Confidential Materials to any End User and (b) the Confidential Materials are provided to Sykes to use as a resource in providing the Services and Sykes shall not publish any of the Confidential Materials. Sykes shall cause each individual or company employed by Sykes to execute a written nondisclosure agreement ("NDA") regarding confidentiality and assignment of rights prior to each such individual or company's commencement of services hereunder, such contract having terms no less onerous than those set out in this Agreement, such as the provided in Part 6 of the Schedule ("Nondisclosure Agreement"). Such contracts shall: (a) include a full assignment of all rights to Adobe, (b) include a waiver of any moral or similar rights, (c) be freely assignable, and (d) contain restrictions on use and disclosure at least as protective of Adobe' interests as those contained herein or in the NDA. Further, with respect to any subcontractors which it employs: (x) Sykes shall obtain the written consent of Adobe, (y) Sykes shall be responsible for the direction and coordination of the services of such subcontractors, and (z) Adobe shall have no obligation to pay such subcontractor(s).

    9.4  Degree of Care.  Without prejudice to any other obligation under this Agreement, Sykes agrees that it shall treat all Confidential Information and all Confidential Materials with the same degree of care as it accords to its own confidential information, and Sykes represents that it uses best efforts to protect its confidential information. Sykes may disclose the Confidential Information and the Confidential Materials only to Sykes' employees who have a need to know such Confidential Information and/or need to use such Confidential Materials and who have previously agreed in writing to be bound by the terms and conditions of this Agreement as they relate to Confidential Information and Confidential Materials.

    9.5  Sykes' Confidential Information.  Adobe agrees to treat as confidential any information which is proprietary to Sykes and is made available to Adobe during the Contract Term at Adobe's request, and to ensure that all appropriate precautions are in place to ensure that all such confidential information is treated as confidential by it, its officers and employees. The foregoing obligation shall cease when the said information enters the public domain, provided that this was not the result of a breach of the foregoing obligation by Adobe. Adobe reserves the right to disclose information provided by Sykes in the event of any legal or administrative authority in any relevant jurisdiction so requesting such information, as well as in the event of any proceedings, either legal or administrative, in order to preserve Adobe's interests PROVIDED THAT Adobe shall use all reasonable efforts to ensure that Sykes is notified before such disclosure (if possible) or immediately thereafter.

10.  SYKES' UNDERTAKINGS

    10.1  Undertakings.  Sykes hereby agrees that during the Contract Term it will:

      (a) take such action in relation to its employees, agents and sub-contractors as Adobe may from time to time reasonably require in order to secure the effective performance by Sykes of its obligations hereunder;

      (b) without prejudice to the obligations contained in Clause 2.9 of this Agreement, ensure that all systems, equipment, machinery and/or software employed by Sykes for provision of the Services shall be of adequate quality for the performance of the Services and shall ensure that they are well maintained and shall ensure that all payments due to third parties in respect thereof whether by way of maintenance or otherwise shall be timeously paid save in the case of any bona fide dispute;

      (c) not, to the best of its knowledge and belief, make any illegal use of any software licensed from any third party in the performance of the Services;

      (d) not use Adobe's trade marks, trade names, service marks or logo(s) (except as expressly permitted hereunder in relation to the Services) without obtaining Adobe's prior written consent;

      (e) not sub-contract its performance of any or all of the Services to any third party or appoint an agent without Adobe's prior written consent and such consent shall only be given inter alia (i) on the basis that Sykes remains entirely liable for the acts and omissions of each such sub-contractor or agent and (ii) provided that each such sub-contractor or agent expressly agrees to assign to Adobe or such party(ies) as Adobe may designate all Intellectual Property that the sub-contractor or agent may create or develop in its provision of the Service(s) on like terms to those contained in Clause 2.8;

      (f)  perform the Services in conformity with all local laws in the territories covered by this Agreement, including but not limited to those in the area of data protection, taxation, privacy, competition and advertising;

      (g) without prejudice to Clause 10.1(f), in collecting, processing, recording, storing, registering, disclosing, transferring and using data and in maintaining records, comply fully with any applicable privacy protection regulations, data protection regulations and other applicable laws. Without limiting the generality of the foregoing, Sykes shall make all appropriate registrations and shall apply for all appropriate authorizations, approvals, and/or licenses so as to enable an inspection and/or audit as may be appropriate or the transfer of the data to Adobe and any third party(ies) designated by Adobe, and their holding and use by Adobe and any third party(ies) designated by Adobe, for any purposes specified by Adobe, and insofar as permitted under the applicable privacy protection regulations and the applicable data protection regulations. Sykes shall defend, indemnify and hold Adobe and its successors, officers, directors and employees and all third party(ies) designated by Adobe harmless against any and all costs, expenses, liabilities, losses, damages, injunctions, interdicts, suits, actions, fines, penalties, claims, proceedings and demands of every kind or nature (including but not limited to reasonable legal fees) made against or incurred by the indemnified party in respect of claims by any person whose data are registered, or by any government entity enforcing privacy regulations, data protection regulations or any other applicable laws, or any other party based on any regulations or any other applicable laws, in connection with the data collected, processed, stored, registered, disclosed, maintained or transferred by Sykes or in connection with the use by Adobe or any other party(ies) designated by Adobe of such data provided that Adobe has complied with its obligations under applicable data protection regulations and any other relevant regulations in respect of such data. Sykes' obligation of indemnification shall survive the expiry or termination of this Agreement.

    10.2  Third Parties.  For the purposes of this Clause 10, "third party" shall include, without limitation, any Sykes Associated Company.

11.  LIABILITY

    11.1  Errors or omissions.  Sykes agrees to indemnify and hold harmless Adobe and its successors, officers, directors and employees from all and any costs, expenses, liabilities, losses, damages, injunctions, interdicts, suits, actions, fines, penalties, claims, proceedings and demands of every kind or nature (including but not limited to Adobe's reasonable legal fees) made against or incurred by the indemnified party as a result of misrepresentation, willful or negligent act, error or omission on the part of Sykes, its employees or sub-contractors arising out of or in any way connected with Sykes' performance of the Services.

    11.2  Data corruption.  Without prejudice to Sykes' obligations hereunder, Sykes shall take all reasonable steps in the performance of the Services to secure that any data (which is made available to and/or processed by Sykes) and the Adobe network do not suffer from any corruption, deterioration or alteration or addition to them (other than as specifically provided for in terms of this Agreement) or the generation of any errors, defects or malfunctions therein caused by:

      (a) the use or failure of use by Sykes of any code, data, media, material, firmware, or software at any time during the Contract Term; or

      (b) any computer instruction, circuitry, "virus", "worm", "Trojan horse" or "logic bomb" (as these words are generally understood as at the Effective Date within the computer industry) or any other technological means whose purpose is to disrupt, damage or interfere with Adobe's use of its computer and/or telecommunications facilities, or any other similar matter or thing resulting from such use or failure as specified in Clause 11.2(a) which comes into existence or is introduced during the Contract Term.

    11.3  Other Liabilities.  Without prejudice to the provisions of Clause 11.1 Sykes hereby agrees to defend, indemnify and hold harmless Adobe and its successors, officers, directors and employees from all and any costs, expenses, liabilities, losses, damages, injunctions, interdicts, suits, actions, fines, penalties, claims, proceedings and demands of every kind or nature (including but not limited to Adobe's reasonable legal fees) made against or incurred by the indemnified party arising from:

      (a) the misuse by Sykes of any Adobe Database to which it may have access hereunder or of any part thereof; and/or

      (b) any failure by Sykes to carry out any or all of the Services strictly in accordance with its obligations in this Agreement and/or in respect of any negligent act or omission of Sykes in the provision of any or all of the Services.

    11.4  Notification of claims.  If any action or claim shall be brought against Adobe in respect of which indemnity may be sought from Sykes under this Agreement, Adobe shall promptly notify Sykes in writing, specifying the nature of the action and the total monetary amount sought or other such relief as is sought therein. Adobe shall co-operate with Sykes at Sykes' expense in all reasonable respects in connection with the defense of any such action. Sykes undertakes to conduct all proceedings or negotiations in connection therewith, assume the defense thereof, and shall also undertake all other required steps or proceedings to settle or defend any such action, including the employment of counsel which shall be satisfactory to Adobe (acting reasonably), and payment of all expenses. Adobe shall have the right to employ separate counsel and participate in the defense thereof. As part of the indemnity contained in this Agreement, Sykes shall reimburse Adobe upon demand for any payments made or loss suffered by it, based upon the judgement of any court of competent jurisdiction or pursuant to a bona fide compromise or settlement of claims, demands or actions, in respect of any damages to which the foregoing relates.

    11.5  No indemnity.  Nothing in this Agreement shall render Adobe liable to indemnify Sykes or any third party in respect of any liability of any kind incurred by Sykes to any third party.

    11.6  Survival of terms.  The indemnities given by Sykes pursuant to this Clause 11 shall survive the termination or expiry of this Agreement however caused.

    11.7  Maximum liability.  Subject to the provisions of Clause 11.8, the maximum aggregate liability of Sykes under this Agreement or otherwise (whether or not caused by the negligence of Sykes, its employees or sub-contractors) arising out of or connected with the provision or purported provision of or failure in the provision of the Services to Adobe including the indemnities given hereunder, but specifically excluding any breach or breaches by Sykes of any obligation to collect, remit or pay to Adobe any sums owed to Adobe by Sykes or any third party in connection with the Services (in which case Sykes' liability shall be unlimited), shall in no circumstances be greater than [*].

    11.8  No exclusion for death/personal injury.  Neither party excludes or limits its liability for death or personal injury to the extent only that the same arises as a direct result of the negligence of that party or its employees.

    11.9  Exclusion for Adobe default.  Sykes expressly excludes and/or limits its liability hereunder to the extent that such liability arises by reason of any default (whether willful or negligent) by Adobe in the performance of its obligations hereunder.

12.  ADOBE'S SUPPORT

    12.1  Technical information.  Provided all necessary security is in place prior to any access, Adobe agrees to make available to Sykes all information, technical knowledge, product sales information, documentation and support which may be reasonably required by Sykes to provide the Services but that on the understanding that Sykes shall be deemed to have the expertise and ability of a reasonably skilled provider of services similar to the Services. Adobe shall ensure that Sykes has access to all necessary networks and Adobe Databases for the purpose of providing the Services hereunder. For the avoidance of

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doubt, any and all information provided by Adobe to Sykes hereunder shall be deemed to be Confidential Information of Adobe.

    12.2  Data protection registrations.  Sykes, as the data processor, hereby warrants that it has, and undertakes to maintain, all data protection registrations necessary to enable it to access and use the Sales and Registration Database in order to perform its obligations under this Agreement. Where required by applicable law, Adobe shall take, so far as it reasonably can take, all steps to secure that Sykes is included in Adobe's own registration(s) with the relevant data protection authorities.

    12.3  Licence of Products.  Without prejudice to the other provisions hereof, Adobe undertakes and agrees to grant or procure for Sykes a non-exclusive, non-transferable, royalty-free limited licence to use such number of copies of each Adobe Product as Adobe may deem necessary for Sykes to perform each of the Services; provided that, Sykes shall not use any such Adobe Product for any purpose other than the performance of the relevant Service for which the relevant licence is granted, and further provided that (without prejudice to Clause 13) Sykes shall at all times comply with the terms and conditions of Adobe's or Adobe Systems Incorporated's End User licence agreement for such Adobe Products.

13.  PERMITTED USES AND INTELLECTUAL PROPERTY RIGHTS

    13.1  Restriction.  Sykes agrees not to translate any Adobe Product into another computer language, in whole or in part. Sykes shall not make copies or make media translations of any Adobe Product including without limitation any user documentation supplied herewith in whole or in part without Adobe's prior written approval. Sykes agrees that if, for any reason, it comes into possession of any source code or portion thereof for any Adobe Product not generally provided by Adobe or its licensors as a part of an Adobe Product it shall not use or disclose such source code and it shall immediately deliver all copies of such source code to Adobe.

    13.2  Safeguarding products.  Sykes agrees to take all reasonable action to safeguard the Products while in its possession against all probable or foreseeable risks or wrongful obtaining by others and shall take such security measures as are reasonably necessary for those purposes.

    13.3  Adobe's Intellectual Property.

      (a) Sykes acknowledges that the structure, organization and code of the Adobe Products are proprietary to Adobe, its licensors and suppliers, and that the Products are the Intellectual Property of Adobe, its licensors and suppliers. Adobe, its licensors and suppliers retain exclusive ownership of the Intellectual Property rights vested in the Products and any and all trade marks licensed to Sykes in accordance with Clause 2.7 (the "Trade Marks") and Sykes shall take all reasonable measures to protect the Intellectual Property rights of Adobe, its licensors and suppliers in the Products and the Trade Marks including but not limited to providing such assistance and taking such measures as are reasonably requested by Adobe from time to time.

      (b) Except as provided herein, Sykes is not granted any rights to any Intellectual Property or any other rights, franchises or licenses with respect to the Trade Marks. Without prejudice to the foregoing, Sykes acknowledges and agrees that any and all Intellectual Property rights in and to any Adobe Database to which Sykes may have access hereunder are and shall remain the Intellectual Property of Adobe, its licensors and suppliers. Sykes hereby assigns any and all present and future Intellectual Property rights, if any, in Sykes' updates of the Adobe Databases and any authoring, localization or translation by Sykes of any items(s) contained in or entered into any Adobe Database to which Sykes has access under this Agreement or any data contained therein, to Adobe. Sykes shall procure waivers of all moral or similar rights which may from time to time subsist in relation to such updates and other works. At any time upon first request, Sykes shall take all steps, sign all documents and otherwise fully co-operate with Adobe to secure a binding transfer and waiver of all such rights to Adobe all on like terms to those contained in Clause 2.8.

      (c) For the avoidance of doubt, all rights of any nature in the Sales and Registration Database (other than Sykes' or any third party's rights in the underlying software and file and database structures) shall belong to Adobe. Such rights include, but are not limited to database rights and the right to regard such database and all data contained therein as confidential information. Should Adobe wish at any time to relocate, duplicate or transfer the Sales and Registration Database to a location within Adobe's own network, Sykes undertakes fully and effectively to co-operate with any such relocation, duplication and/or transfer as required by Adobe on such terms as the parties shall agree.

    13.4  Intellectual Property Infringement.

      (a) Subject to the limitations set forth in this Clauses 13.4 and Clause 13.5, Adobe shall defend and indemnify Sykes with respect to all claims, suits or proceedings with respect to any claim that any Adobe Product delivered to Sykes by Adobe in order to allow Sykes to fulfill its obligations hereunder infringes any patent, trade mark or copyright of any Member State of the European Union provided, however, that (i) Sykes promptly notifies Adobe in writing of such claim, suit or proceeding (ii) Sykes gives Adobe the right to control and direct the investigation, preparation, defense and settlement of any such claim, suit or proceeding (iii) Sykes makes no admission of liability and (iv) Sykes gives assistance and full co-operation for the defense of same as requested at Adobe's expense and further provided that Adobe's liability with respect to portions of the Adobe Products provided by or licensed from third parties will be limited to the extent that Adobe is indemnified by such third parties. Adobe shall pay any resulting damages, costs and expenses finally awarded or as a result of a settlement made by Adobe to a third party but Adobe is not and shall not be liable for such amounts or for settlements incurred by Sykes without Adobe's written authorization. If such claim, suit or proceeding has occurred or in Adobe's opinion is likely to occur, Adobe may at its election and expense either obtain for Sykes the right to continue performing the Services with regard to such allegedly infringing Adobe Product, replace or modify the Adobe Product so it is not infringing or remove such Adobe Product from this Agreement;

      (b) The provisions of the indemnity set out in Clause 13.4(a) shall not apply with respect to any instances of alleged infringement based upon or arising out of the use of Adobe Products other than as strictly permitted under this Agreement or in any manner for which the Adobe Products were not designed, or for use of the Adobe Products for other than the uses designated by Adobe, for use of any Adobe Product which has been modified by Sykes or any third party (except to the extent such modifications are authorized and approved in writing by Adobe or expressly permitted hereunder) or for use of any Adobe Products in connection with or in combination with any equipment, devices or software which have not been supplied by Adobe (if such infringement or claim could have been avoided by use of the Adobe Products with other equipment, devices or software). Notwithstanding any other provisions hereof, the indemnity set out in Clause 13.4(a) shall not apply with respect to any infringement based on Sykes' activities occurring subsequent to its receipt of notice of any claimed infringement unless Adobe shall have given Sykes written permission to continue to use the relevant Adobe Product;

      (c) THE FOREGOING CLAUSES 13.4(a) AND (b) STATE THE SOLE AND EXCLUSIVE REMEDY OF SYKES AND THE ENTIRE LIABILITY AND OBLIGATION OF ADOBE, ITS LICENSORS AND SUPPLIERS WITH RESPECT TO INFRINGEMENT OR CLAIMS OF INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT BY THE PRODUCTS OR ANY PART THEREOF.

    13.5  Maximum liability of Adobe.  The maximum aggregate liability by Adobe to Sykes under this Agreement including but not limited to the indemnity contained in Clause 13.4(a), but specifically excluding any breach or breaches by Adobe of any obligation to pay Sykes the fees for the Services (where such fees are not in dispute), shall be [*]. Nothing contained herein shall prejudice Adobe's right to withhold payment or make deductions or exercise its right of set-off as specified under this Agreement.

14.  TERM AND TERMINATION

    14.1  Term.  Notwithstanding the date or dates of execution hereof, this Agreement shall be deemed to be effective as of the Effective Date and subject to the provisions of Clause 17.2 shall continue for the Contract Term whereupon it shall automatically expire. There shall be no automatic renewals of this Agreement. This Agreement may only be renewed by the written agreement of both parties.

    14.2  Termination.  Each party shall have the right at all times by giving notice in writing to the other to terminate this Agreement forthwith on the occurrence of any of the following events:

      (a) (i)  if the other party commits a material or persistent breach of any of the terms of this Agreement and fails to remedy the same within 14 days of written notice from the first party requesting remedy of such material or persistent breach and so that for this purpose a breach by any employee, agent or sub-contractor of either party of any of the terms of this Agreement shall be deemed to be a breach by that party;

      (ii) for the avoidance of doubt, if one party commits a material or persistent breach which is not remedied pursuant to Clause 14.2(a)(i) then the other party shall be entitled to rescind this Agreement and/or seek damages from the party in breach;

      (iii) for the purposes of this Clause 14.2, "persistent breach" shall mean breaches which in their cumulative effect materially affect the performance of the relevant party's obligations;

      (iv) for the further avoidance of doubt, it is acknowledged and agreed that a material or persistent breach in the provision of any one (or more) of the Services shall entitle the party not in breach to terminate this Agreement.

      (b) if either party shall be guilty of conduct tending to bring the other party and/or any associated company of the other (being a member of the Adobe Group or a Sykes Associated Company respectively) into disrepute;

    14.3  Material breach by Sykes.  It is hereby acknowledged and agreed that the following shall amount to a material breach of a term of this Agreement by Sykes, such that Adobe would be entitled to terminate this Agreement pursuant to Clause 14.2(a):

      (a) where Adobe requests any Service in accordance with the provisions hereof and specifies in such request that the end implementation date for provision of the specific Service is linked to a Product which is specified by Adobe (acting reasonably) as being important and Sykes fails to meet that end implementation date; or

      (b) where Adobe requests any Service in accordance with the provisions hereof and specifies in such request that the end implementation date for provision of the specific Service is linked to any campaign specified by Adobe (acting reasonably) as being important and Sykes fails to meet that end implementation date; or

      (c) where Sykes is in breach of any obligation of confidentiality imposed on it pursuant to this Agreement or is in breach of any security which is put in place at the request of Adobe which in Adobe's view (acting reasonably) has a significant adverse effect on Adobe's business including but not limited to the disclosure of any product plans of Adobe where such disclosure falls within the confidentiality obligations contained in Clause 9; or

      (d) where Sykes has knowingly or negligently injured Adobe's name or damaged Adobe's goodwill; or

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      (e) where Sykes has used or misused Adobe's name or any or its trade names, trade marks, service marks or logos other than as expressly provided in this Agreement; or

      (f)  where Sykes has knowingly or negligently used unlicensed third party software or has allowed any Product to be used other than as specified under this Agreement so far as is within its control; or

      (g) where Sykes has failed to meet any or all of the Performance Standards; or

      (h) where Sykes has, in Adobe's reasonable opinion, consistently failed to meet the standards, goals and targets identified in the Performance Standards and/or the Performance Metrics;

    and, for the avoidance of doubt, time will be of the essence in meeting the various dates specified in paragraphs (a) and (b) of this Clause 14.3. For the avoidance of doubt (i) meeting the Performance Standards by Sykes shall not be conclusive of Sykes being in compliance with its obligations under this Agreement (other than its obligations to meet the relevant Performance Standards) and (ii) the making of any and all deductions which may be applied by Sykes in terms of this Agreement shall be without prejudice to any and all other rights which Adobe may have in respect of any breach including but not limited to the right to terminate this Agreement.

    14.4  Change of Control.  Adobe shall be entitled to terminate this Agreement (i) if there is any change of control in Sykes or any Sykes Associated Company which results in Sykes being controlled by another commercial competitor of either party or (ii) in the event of a sale by Sykes of 75% or more of its business which is involved in providing the Services.

    14.5  Termination for Convenience.  Notwithstanding the provisions of Clauses 2.1 and 14.1 of this Agreement, either party may terminate this Agreement at any time without cause and without judicial intervention and without prejudice to the rights and obligations of the parties which have accrued as at the date of termination upon ninety (90) days' prior written notice to the other party by registered mail with notice of receipt.

    14.6  Consequences of Termination.

      (a) On termination or expiry of this Agreement for any reason Sykes will liaise with Adobe making available for such purposes such Sykes liaison staff as Adobe may reasonably require and acting in good faith to ensure mutually satisfactory handover of the performance of the Services to Adobe or to a replacement contractor(s). The period of liaison will commence as soon as notices have been given of termination of this Agreement (or the Agreement expires, as the case may be) and will continue for a maximum period of three months after termination or expiry unless otherwise agreed.

      (b) Sykes agrees that at the time of termination or expiry of this Agreement it will render all assistance (including that specified in paragraph (a) above), provide all documentation and undertake all actions to the extent necessary to effect an orderly assumption of the Services by Adobe or by replacement contractor(s), subject to agreeing with Adobe a fee for its reasonable costs and expenses in so doing without prejudice to any rights of Adobe to claim damages in the event of termination arising from any breach of this Agreement by Sykes. Without prejudice to the foregoing, Sykes shall do all things required to transfer the Sales and Registration Database and all data contained therein to Adobe or its replacement contractors, as above.

      (c) Each party undertakes to return to the other party upon termination or expiry of this Agreement any equipment, software, documentation, information or other materials belonging to the other party. Without prejudice to the foregoing generality, Sykes shall deliver immediately to Adobe all Confidential Information and/or Confidential Materials in its possession including but not limited to any and all copies of Adobe Databases and all registration cards.

      (d) For the avoidance of doubt, until this Agreement expires or is terminated (including during any notice period), Sykes shall continue to provide the Services in accordance with the terms of this Agreement including, without limitation, Clause 2.3 and the Performance Standards.

    14.7  Survival of Terms.  Termination or expiry of this Agreement shall not affect the obligations of the parties in terms of Clauses 2.8, 5.2, 5.5, 5.9, 7, 9, 10.1(g), 11, 13, 14.6, 14.10 and 15 of this Agreement which shall continue notwithstanding termination or expiry.

    14.8  Accrued Rights.  Termination or expiry of this Agreement shall not affect the rights of either party accrued against the other up to the date of termination.

    14.9  Other rights.  Each party's right of termination as herein provided shall be without prejudice to any other rights and remedies it may have under this Agreement.

    14.10  No compensation.  Each party understands that the rights of termination or expiry hereunder are absolute. Without prejudice to any right to claim damages for breach of contract, neither party shall incur any liability whatsoever for any other damage, loss or expenses of any kind (with the exception of damage, loss or expense which is the result of willful misconduct or gross negligence of such party's senior managerial personnel) suffered or incurred by the other arising from or incidental to any termination of this Agreement by such party or any expiry hereof which complies with the terms of the Agreement whether or not such party is aware of any such damage, loss or expenses in such circumstances. In particular, without in any way limiting the foregoing, neither party shall be entitled to any damages on account of prospective profits or anticipated sales. Where applicable, Sykes hereby irrevocably agrees to waive the benefit of any law or regulation providing compensation to Sykes arising from the termination or expiry or failure to renew this Agreement. Sykes also agrees to indemnify and hold harmless Adobe from any and all claims for compensation asserted by Sykes' employees and sub-contractors.

15.  RESTRICTIONS

    15.1  Fair and reasonable.  Sykes acknowledges that in the course of this Agreement it is likely to obtain knowledge of Adobe's trade secrets and other Confidential Information and will have dealings with certain of the customers and suppliers of Adobe and that it is fair and reasonable for Adobe to seek to protect its interests by the provisions of this Clause.

    15.2  Non-solicitation.  Both parties hereby agree that (without prejudice to any other duty implied by law) they will not (whether alone or jointly with or as principal, manager, employee, partner, agent or consultant of or for any other person, firm or company):

      (a) at any time during the Contract Term and/or any transitional period described in Clause 14.6(a), without the prior consent of the other party, endeavor to entice away from the other party or knowingly employ or offer employment to any person who is then, or has been during the Contract Term, a director, employee, consultant or agent of the other party; or

      (b) for a period of one (1) year after the termination or expiry of this Agreement, without the prior consent of the other party, endeavor to entice away from the other party or knowingly employ or offer employment to any person who is then a director, employee, consultant or agent of the other party; or

      (c) at any time do or say anything likely to be calculated to lead any person, firm or company to breach any contract with the other party or withdraw from the other party any rights of import, supply, distribution or agency now enjoyed by it.

16.  GENERAL

    16.1  Entire agreement.  This Agreement (together with the Statement of Work) constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof and this Agreement cancels, terminates and supersedes any prior agreement or understanding relating to the subject matter hereof including but not limited to the statements of work agreed by the parties prior to the Effective Date. The relationship between the parties is as herein described and no partnership, joint venture or agency relationship save as provided herein shall be deemed to subsist between the parties and neither shall have the power to bind the other or to pledge the credit of the other. Sykes shall not say or do anything that might lead any third party to believe that Sykes is acting as the agent of Adobe (except insofar as is required in the proper performance of the Services hereunder).

    16.2  No variation.  None of the provisions of this Agreement may be varied, waived, extended or modified except expressly in writing and signed by each of the parties hereto.

    16.3  No waiver.  Any omission by either party to exercise any right or remedy available to that party under the terms of this Agreement shall not be taken to signify acceptance of the event giving rise to the right to exercise such right or remedy and shall be without prejudice to the rights of either party which may arise in the future.

    16.4  Severability.  Any provisions of this Agreement which in any way contravene the law of any state or region in which this Agreement is effective shall in such state or region to the extent of such contravention of laws be deemed severable and shall not invalidate any other provision or provisions of this agreement. Without prejudice to the foregoing, where practicable, the parties hereto shall negotiate with a view to replacing any such severed provisions with enforceable provisions to the satisfaction of both parties.

    16.5  Set-off.  Adobe will be entitled to set off all sums due to Sykes pursuant to this Agreement against all sums due by Sykes to Adobe.

    16.6  Export Control.  Sykes shall, in carrying out this Agreement, comply with all statutes, ordinances, codes, instruments, regulations, resolutions, rules, requirements and directives and all decisions, judgements, writs, interdicts, injunctions, orders, decrees or demands of courts, administrative bodies and other authorities having jurisdiction over the subject matter of this Agreement. Sykes shall comply strictly with all U.S. export control laws and regulations, including the U.S. Bureau of Export Administration regulations.

17.  FORCE MAJEURE.

    17.1  Definition.  For the purpose of this Agreement "Force Majeure" shall be deemed to be any cause affecting the performance of this Agreement arising from or attributable to acts, events, omissions or accidents beyond the reasonable control of the party failing to perform and without limiting the generality thereof shall include the following:

      (a) strikes, lock-outs or other industrial action (other than insofar as these involve the party claiming Force Majeure);

      (b) civil commotion, riot, invasion, war threat or preparation for war;

      (c) fire, explosion, storm, flood, earthquake, subsidence, epidemic or other natural physical disaster;

      (d) impossibility of the use of railways, shipping, aircraft, motor transport or other means of public or private transport;

      (e) political interference with the normal operations of any party.

    17.2  Suspension.  If either party to this Agreement is prevented or delayed in the performance of any of its obligations under this Agreement by Force Majeure, and if such party gives written notice thereof to the other party specifying the matters constituting Force Majeure, together with such evidence as it reasonably can give and specifying the period for which it is estimated that such prevention or delay will continue then the party in question shall be excused the performance or the punctual performance as the case may be as from the date of such notice for as long as such cause of prevention or delay shall continue up to a period of [*] from the date of service of the said written notice and upon expiry of the said period of [*] either party may by written notice to the other summarily terminate this Agreement without prejudice to the then accrued rights of each party hereunder;

    17.3  Non-payment not force majeure.  For the avoidance of doubt any failure by Sykes to supply the Services due to any non-payment by Sykes to any of its vendors shall not constitute a "Force Majeure" under this Clause. In such circumstances Sykes shall be required to make arrangements such that it is able to provide the Services.

18.  ASSIGNMENT

    Sykes shall not be entitled to assign, sub-contract or sub-license any or all of its rights or obligations hereunder without the prior written consent of Adobe; such consent shall not be unreasonably withheld provided such assignment is to a Sykes Associated Company and it shall be conditioned, inter alia, on Adobe's reasonable belief that the performance of the Services as originally undertaken by Sykes shall not be adversely affected by the proposed assignment, sub-contract or sub-licence. Adobe's rights and obligations under this Agreement. in whole or in part, may be assigned by Adobe.

19.  NOTICES

    Save as otherwise expressly provided, all notices and notifications permitted or required under this Agreement shall be in writing and shall be delivered in person or by reputable international courier service to the respective addresses set out on the first page hereof and shall be deemed duly served: (a) in the case of a notice delivered personally, at the time of delivery; and (b) in the case of a notice delivered by courier, on the date of delivery shown in the business records of the courier.

20.  CHOICE OF LAW AND SUBMISSION TO JURISDICTION

    Any dispute arising under this Agreement shall be subject to the laws of the State of California and the United States, without regard to its principles of conflicts of laws. The state and federal courts located in Santa Clara County, California, shall have sole and exclusive jurisdiction over any dispute arising hereunder and the Parties hereby submit to the jurisdiction thereof.

21.  INJUNCTION

    It is understood and agreed that notwithstanding any other provisions of this Agreement, a breach by Sykes of Clauses 2.7, 2.8, 9.1 to 9.4 and 13.1 to 13.3 of this Agreement will cause Adobe irreparable damage for which recovery of money, damages and/or specific implement or any other remedy would be inadequate, and that Adobe shall therefore be entitled to obtain an injunction to protect Adobe's rights under this Agreement in addition to any and all remedies available at law in any jurisdiction.

*   CONFIDENTIAL TREATMENT REQUESTED

    IN WITNESS WHEREOF these presents consisting of this and the preceding forty (40) pages together with the Schedule annexed hereto are executed in duplicate as follows:

ADOBE SYSTEMS INCORPORATED	SYKES NORTH AMERICA
/s/ MURRAY DEMO Authorized Signature	/s/ GERRY L. ROGERS Authorized Signature
Murray Demo Printed Name	Gerry L. Rogers Printed Name
VP & Interim CFO Title	Sr. Vice-Pres. & CTO Title
3-13-00 Date	2-14-2000 Date

SCHEDULE
PART 1
DIRECT SALES SCHEDULE—ORDER MANAGEMENT

SERVICES

    As provided in the Agreement and as more particularly detailed in the Statement of Work, Sykes shall provide Order Management for Direct Sales Services which shall comprise the following services and those detailed in the Statement of Work and this Agreement:

      (a) taking and dealing with Incoming Requests for the supply of Direct Sales Products and processing orders for Direct Sales Products and providing Type On Call Services as detailed in the Statement of Work and this Agreement and managing all aspects of communication channels to ensure that Incoming Requests are properly received;

      (b) ensuring that the Direct Sales Order Management Team is at all times fully resourced and trained to meet forecast requirements;

      (c) providing agreed information and data that will allow Adobe to have a clear understanding of how the Adobe Direct business is performing and what trends are apparent;

      (d) providing such support and guidance as Adobe may from time to time reasonably require on new initiatives to improve and introduce new services for End Users; and

      (e) use and introduction of quantitative analysis to measure performance of critical areas of the Direct Sales Services business including but not limited to the Performance Metrics and highlighting processes or controls that require to be improved and/or introduced to ensure the management and delivery of the Order Management requirement is carried out as effectively and efficiently as possible.

Availability

    Sykes shall ensure that CSRs are available to accept Incoming Requests on all Working Days between 9 a.m. and 5 p.m. in the relevant Direct Sales Country and that calls will be answered in the relevant Direct Sales Language and that the Fulfillment Facilities are sufficiently maintained to meet the requirements for fulfillment set out in the Statement of Work and this Agreement.

Adobe Responsibilities

    Adobe shall subject to appropriate security arrangements being in place, provide Sykes with the following services to support Sykes in the provision of Direct Sales Services:

      (a) engage in direct marketing campaigns to promote Direct Sales Products to End Users;

      (b) provide forecasting data to Sykes (which for the avoidance of doubt shall be deemed to be Confidential Information for the purposes of Clause 9) in accordance with the forecasting requirements set out in the Statement of Work and this Agreement;

      (c) provide relevant information such as pricing models, campaign codes and campaign training for each campaign set-up;

      (d) ensure that information on all policies and products is available through Lifeline;

      (e) train the Sykes person(s) responsible for Direct Sales Training where appropriate (as identified in the Statement of Work) on new Adobe Products and making all reasonable endeavors to conduct such training at least 2 weeks prior to product announcement; and

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      (f)  endeavor to ensure that forecast demand for Direct Sales Products can readily be met from then current finished goods stock.

Performance Standards

    Sykes shall meet the Performance Standards for the provision of Order Management for Direct Sales Services as detailed in the Statement of Work and this Agreement. Sykes shall report on its performance in relation to the Performance Standards in arrears on the Tuesday of the following week or the first Tuesday of the following Adobe Financial Month, as the case may be.

Reporting

    Sykes shall provide Adobe with reports on the provision of Order Management for Direct Sales Services as detailed in the Statement of Work and this Agreement. This reporting will be delivered to the schedule as outlined in the Statement of Work.

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SCHEDULE
PART 2
DIRECT SALES SCHEDULE—ORDER FULFILLMENT

Services

    As provided in the Agreement and as more particularly detailed in the Statement of Work, Sykes shall provide Order Fulfillment for Direct Sales Services which shall comprise the following services and those detailed in the Statement of Work:-

      (a) single/multi-pack fulfillment of Direct Sales Products orders from the Fulfillment Facility as outlined in the Statement of Work;

      (b) distribution and tracking of Direct Sales Products orders as per the Statement of Work;

      (c) warehousing and inventory management of all Direct Sales Products stock held within the Fulfillment Facility as detailed in the Statement of Work;

      (d) administering, recording and reporting of all Direct Sales Services activity relative to Order Fulfillment as outlined in the Statement of Work;

      (e) ensuring that the Direct Sales Team is at all times fully resourced and trained to meet forecast requirements;

      (f)  providing agreed information and data that will allow Adobe to have a clear understanding of how the Order Fulfillment business is performing and what trends are apparent;

      (g) providing such support and guidance as Adobe may from time to time reasonably require on new initiatives to improve and introduce new services for End Users; and

      (h) use and introduction of quantitative analysis to measure performance of critical areas of the Order Fulfillment service including but not limited to the Performance Metrics and highlighting processes or controls that require to be improved and/or introduced to ensure the management and delivery of the Order Fulfillment service is carried out as effectively and efficiently as possible.

Availability

    Sykes shall ensure that Order Fulfillment staff are available to accept and process Direct Sales Products orders on all agreed Working Days set out in the Statement of Work and this Agreement.

Adobe Responsibilities

    Adobe shall subject to appropriate security arrangements being in place, provide Sykes with the following services to support Sykes in the provision of Direct Sales Services:

      (a) provide order fulfillment forecasting data to Sykes (which for the avoidance of doubt shall be construed as Confidential Information for the purposes of Clause 9) in accordance with the forecasting requirements set out in the Statement of Work;

      (b) ensure that information on all Adobe fulfillment policies is available to relevant Sykes staff;

      (c) endeavor to ensure that forecast demand for Direct Sales Products can readily be met from then current finished goods stock.

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Performance Standards

    Sykes shall meet the Performance Standards for the provision of Order Fulfillment for Direct Sales Services as detailed in the Statement of Work. Sykes shall report on its performance in relation to the Performance Standards in arrears on the Tuesday of the following week or the first Tuesday of the following Adobe Financial Month, as the case may be.

Reporting

    Sykes shall provide Adobe with reports on the provision of Order Fulfillment for Direct Sales Services as detailed in the Statement of Work. This reporting will be delivered to the schedule as outlined in the Statement of Work.

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SCHEDULE
PART 3
ASN SERVICES

    [*]

Availability

    Sykes shall ensure that ASN CSRs are available to accept Incoming Requests on all Working Days between 9 a.m. and 5 p.m. Pacific working time and that calls will be answered in English.

Performance Standards

    Sykes shall meet the Performance Standards for the provision of ASN Services as detailed in the Statement of Work. Sykes shall report on its performance in relation to the Performance Standards in arrears on the Tuesday of the following week or the first Tuesday of the following Adobe Financial Month, as the case may be.

*    CONFIDENTIAL TREATMENT REQUESTED

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SCHEDULE
PART 4
CHARGES SCHEDULE
[*]
SCHEDULE
PART 5
INFRASTRUCTURE TO BE PROVIDED BY SYKES

    [*]

*    CONFIDENTIAL TREATMENT REQUESTED

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Part 6
Nondisclosure Agreement (NDA)
EMPLOYEE INVENTIONS AND
PROPRIETARY RIGHTS ASSIGNMENT AGREEMENT

    This Agreement is intended to formalize in writing certain understandings and procedures which have been in effect since the time I was initially employed by Adobe Systems Incorporated (the "Company"). In return for my new or continued employment by the Company, I acknowledge and agree that:

    1.  NO CONFLICT.  I will perform for the Company such duties as may be designated by the Company from time to time. During my period of employment by the Company, I will devote my best efforts to the interests of the Company and will not engage in other employment or in any activities determined by the Company to be detrimental to the best interests of the Company without the prior written consent of the Company.

    2.  PERIOD OF EMPLOYMENT.  As used herein, the period of my employment includes any time in which I may be retained by the Company as a consultant.

    3.  PRIOR WORK.  All previous work done by me for the Company relating in any way to the conception, design, development or support of products for the Company is the property of the Company.

    4.  PROPRIETARY INFORMATION.  My employment creates a relationship of confidence and trust between the Company and me with respect to any information:

      (a) Applicable to the business of the Company; or

      (b) Applicable to the business of any client or customer of the Company, which may be made known to me by the Company or by any client or customer of the Company, or learned by me in such context during the period of my employment.

    All of such information has commercial value in the business in which Company is engaged and is hereinafter called "Proprietary Information." By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, structures, software, formulae, data and know-how, improvements, inventions, techniques, marketing plans, strategies, forecasts, and customer lists.

    5.  NONDISCLOSURE OF PROPRIETARY INFORMATION.  All Proprietary Information is the sole property of the Company, its assigns, and its customers and the Company, its assigns and its customers shall be the sole owner of all patents and other rights in connection therewith. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information. At all times, both during my employment by the Company and after its termination, I will keep in confidence and trust all Proprietary Information, and I will not use or disclose any Proprietary Information, or anything directly relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing my duties as an employee of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry not as a result of a breach of this Agreement and my own skill, knowledge, know-how and experience to whatever extent and in whatever way I wish.

    6.  RETURN OF MATERIALS.  Upon termination of my employment or at the request of the Company before termination, I will deliver to the Company all written and tangible material in my possession incorporating the Proprietary Information or otherwise relating to the Company's business.

    7.  PROPRIETARY RIGHTS.  As used in this Agreement, the term "Proprietary Rights" means any new or useful art, discovery, improvement or invention whether or not patentable, and all know-how, designs, mask works, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artwork, typefaces, software, written materials or other copyrightable or patentable works, including all rights to obtain, register, perfect and enforce these Proprietary Rights.

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    8.  OWNERSHIP OF PROPRIETARY RIGHTS.  I hereby agree promptly to disclose and describe to the Company, and I hereby assign and agree to assign to the Company or its designee, my entire right, title, and interest in and to all Proprietary Rights which I may solely or jointly conceive, develop or reduce to practice or otherwise create during the period of my employment with the Company (a) which relate at the time of creation, conception or reduction to practice to the Company's business or actual or demonstrably anticipated research or development, or (b) which were developed on any amount of the Company's time or with the use of any of the Company's equipment, supplies, facilities or trade secret information, or (c) which resulted from any work I performed for the Company. I have identified on EXHIBIT A("Listing of Proprietary Rights") attached hereto all Proprietary Rights relating in any way to the Company's business or demonstrably anticipated research and development which were made by me prior to my employment with the Company, and I represent that such list is complete. I represent that I have no rights in any such Proprietary Rights other than those Proprietary Rights specified in EXHIBIT A("Listing of Proprietary Rights"). If there is no such list on EXHIBIT A("Listing of Proprietary Rights"), I represent that I have made no such Proprietary Rights at the time of signing this Agreement.

    9.  COOPERATION IN PERFECTING PROPRIETARY RIGHTS.

      9.1 I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Proprietary Rights hereby assigned to the Company. Such acts my include, but are not limited to, execution of documents and assistance or cooperation in the registration and enforcement of applicable patents, mask works and copyrights or other legal proceedings.

      9.2 In the event that the Company is unable for any reason to secure my signature to any document required to apply for or execute any patent, copyright, mask work or other applications with respect to any Proprietary Rights (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agents and attorneys-in-fact to act for and in my behalf and instead of me, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, mask works or other rights thereon with the same legal force and effect as if executed by me.

    10.  NO VIOLATION OF RIGHTS OF THIRD PARTIES.  My performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior to my employment with the Company, and I will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or others. I am not a party to any other agreement which will interfere with my full compliance with this Agreement. I agree not to enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement.

    11.  SURVIVAL.  This Agreement (a) shall survive my employment by the Company, (b) does not in any way restrict my right or the right of the Company to terminate my employment at any time, for any reason or for no reason, (c) inures to the benefit of successors and assigns of the Company, and (d) is binding upon my heirs and legal representatives.

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    12.  NONASSIGNABLE INVENTIONS.  This Agreement does not apply to an invention which qualifies fully as a nonassignable invention under the provisions of Section 2870 of the California Labor Code. However, I agree to disclose promptly in writing to the Company all inventions made or conceived by me during the term of my employment whether or not I believe such inventions are subject to this Agreement, to permit a determination by the Company as to whether or not the inventions should be the property of the Company. Any such information will be received in confidence by the Company.

    13.  NO SOLICITATION.  During the term of my employment with the Company and for a period of two (2) years thereafter, I will not solicit, encourage, or cause others to solicit or encourage any employees of the Company to terminate their employment with the Company.

    14.  INJUNCTIVE RELIEF.  A breach of any of the promises or agreements contained herein will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law, and the Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate).

    15.  MISCELLANEOUS.

      15.1  The waiver by Company of a breach of any provision of this Agreement by me shall not operate or be construed as a waiver of any other or subsequent breach by me.

      15.2  If any provision of this Agreement is held to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

      15.3  This Agreement shall be construed in accordance with, and governed by, the laws of the State of California, without reference to such state's statutes or case law regarding conflicts of laws.

      15.4  This Agreement represents my entire understanding with the Company with respect to the subject matter of this Agreement and supersedes all previous understandings, written or oral. This Agreement may be amended or modified only with the written consent of both me and the Company. No oral waiver, amendment or modification shall be effective under any circumstances whatsoever.

      15.5  I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

ADOBE SYSTEMS INCORPORATED	EMPLOYEE
By:	By:
Print Name:	Print Name:
Title:	Dated:

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EXHIBIT A (For Part 6)
LISTING OF PROPRIETARY RIGHTS

Adobe Systems Incorporated
1585 Charleston Road
P.O. Box 7900
Mountain View, CA 94039-7900

Gentlemen:

    1.  The following is a complete list of all Proprietary Rights relevant to the subject matter of my employment by Adobe Systems Incorporated (the "Company") which have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

No inventions or improvements
See below

Additional sheets attached

    2.  I propose to bring to my employment the following materials and documents of a former employer which are not generally available to the public, which materials and documents may be used in my employment:

No materials
See below

Additional sheets attached

    The signature below confirms that my continued possession and use of these materials is authorized.

                      Very truly yours,

4

Exhibit
General Service Agreement
Adobe Order Management
Site Location-Klamath Falls, Oregon

The General Service agreement will be incorporated into the Adobe/Sykes Master
Service Agreement. This agreement is to be used as the Statement of Work when appendix 4, Order Management Fee is removed.

The Statement of Work will be reviewed on a quarterly basis and revisions will be made as needed. Any revision involving a price change will be added to the Master Service agreement as an appendix.

[*] [Exhibit]

* CONFIDENTIAL TREATMENT REQUESTED

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QuickLinks

ADOBE SYSTEMS—SYKES NORTH AMERICA AGREEMENT
SCHEDULE PART 1 DIRECT SALES SCHEDULE—ORDER MANAGEMENT
SCHEDULE PART 2 DIRECT SALES SCHEDULE—ORDER FULFILLMENT
SCHEDULE PART 3 ASN SERVICES
SCHEDULE PART 4 CHARGES SCHEDULE [*] SCHEDULE PART 5 INFRASTRUCTURE TO BE PROVIDED BY SYKES
Part 6 Nondisclosure Agreement (NDA) EMPLOYEE INVENTIONS AND PROPRIETARY RIGHTS ASSIGNMENT AGREEMENT
EXHIBIT A (For Part 6) LISTING OF PROPRIETARY RIGHTS
Exhibit General Service Agreement Adobe Order Management Site Location-Klamath Falls, Oregon